                                    EXHIBIT
                                       5

                      Opinion and consent of John Valencia
 opining as to actuarial matters pertaining to the securities being registered.

        [LETTERHEAD MML BAY STATE LIFE INSURANCE COMPANY APPEARS HERE]


July 25, 1997


MML Bay State Life Insurance Company
140 Garden Street
Hartford, Connecticut  06154

Dear Sirs/Madame:

This opinion is furnished in connection with the filing by MML Bay State Life Insurance Company (the "Company") of the Pre-Effective Amendment Number 1 to the Registration Statement on Form S-6 (filed on or about July 25, 1997) of its Variable Rider to Group Flexible Premium Adjustable Life Insurance Certificate (the "Policy"). The prospectus included in the Pre-Effective Amendment Number 1 describes the Policy.

I am familiar with the above named Registration Statement and the Pre-Effective Amendment thereto, including the exhibits.

In my opinion, the illustration of death benefits and cash values included in the Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy and the group flexible premium adjustable life insurance certificate (the "Certificate") which the Policy amends. The rate structure of the Policy (and the Certificate) has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of the Policy for a person age 45 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I hereby consent to the use of this opinion as an exhibit to this amendment to Pre-Effective Amendment Number 1 to the Registration Statement filed under the Securities Act of 1933.

Sincerely,


/s/ JOHN VALENCIA
-----------------
John Valencia, FSA
Assistant Vice President